Exhibit (d)(2)(B)

MUTUAL CONFIDENTIALITY AGREEMENT

THIS MUTUAL CONFIDENTIALITY AGREEMENT (the “Agreement”) made as of June 10, 2022 (the “Effective Date”), is between Albireo Pharma, Inc., with a main address at 53 State Street, Boston, Massachusetts 02109 (“Albireo”) and Ipsen Pharma SAS with a main address at 65 Quai Georges Gorse, 92100 Boulogne-Billancourt, France (“Other Party”).

1.

Background. Albireo and Other Party intend to engage in discussions for the purpose of evaluating a potential business or collaborative transaction between the parties pertaining to Albireo’s ongoing and prospective R&D and commercial programs and platform technologies such as but not limited to Bylvay® (the “Purpose”). In the course of such discussions and negotiations and in the course of any such business relationship, it is anticipated that Albireo may disclose to Other Party certain of its confidential or proprietary information relating to its ongoing and prospective R&D and commercial programs and platform technologies (“Albireo Field”) and that Other Party may disclose to Albireo certain of its confidential or proprietary information relating to certain of its confidential or proprietary information relating to its ongoing and prospective R&D and commercial programs and platform technologies (“Other Party Field”). The party disclosing Confidential Information (defined below) will be referred to as “Discloser” with respect to that Confidential Information; the party receiving that Confidential Information will be referred to as “Recipient.” This Agreement describes the Recipient’s obligations to maintain the confidentiality of the Discloser’s information.

2.

Confidential Information. “Confidential Information” means any and all scientific, technical, financial or business information in whatever form (written, oral or visual) that is furnished or made available to Recipient by or on behalf of Discloser, which in the case of Albireo, is related to the Albireo Field, and in the case of Other Party, is related to Other Party Field. Albireo and the Other Party will endeavor, but are not obligated, to label disclosures in writing as proprietary or confidential.

3.

Obligations. Recipient agrees to (a) hold in confidence all Confidential Information, (b) use Confidential Information solely for the Purpose, (c) treat Confidential Information with the same degree of care it uses to protect its own confidential information but in no event with less than a reasonable degree of care, (d) reproduce Confidential Information solely to the extent necessary to accomplish the Purpose, with all such reproductions being considered Confidential Information, (e) if Recipient is a company, disclose Confidential Information solely to its directors, officers, employees, subsidiaries, affiliates or consultants (including, without limitation, attorneys, accountants, bankers, financial advisors) (in the case of Albireo, its collaborators) on a need-to-know basis, provided that any such directors, officers, employees subsidiaries, affiliates and consultants (or collaborators if applicable) are bound by written obligations of confidentiality at least as restrictive as those set forth herein, and Recipient remains liable for the compliance of such employees and consultants (and collaborators if applicable), and (f) not disclose either the fact that discussions or negotiations are taking place concerning a possible relationship between the parties nor any of the terms, conditions, or other facts with respect to the possible relationship, including the status thereof or the receipt of Confidential Information. Recipient understands and acknowledges the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, and prohibits communicating such information to any other person under circumstances where it is reasonably foreseeable that such person is likely to purchase or sell securities of such company. Recipient further acknowledges that Confidential Information can constitute such material non-public information.

4.	Exceptions. Recipient will have no obligations of non-disclosure and non-use with respect to any portion of Confidential Information which:

(a)	is generally known to the public at the time of disclosure or becomes generally known through no fault of Recipient;

(b)	is in the Recipient’s possession at the time of disclosure other than as a result of Recipient’s breach of any legal obligation, as evidenced by Recipient’s written records;

(c)	becomes known to Recipient through disclosure by sources other than Discloser having the legal right to disclose such Confidential Information; or

(d)	is independently developed by Recipient without reference to or reliance upon the Confidential Information, as evidenced by Recipient’s written records.

Confidential Information will not be deemed to be in the public domain or in the possession of Recipient merely because it is embraced by generalized disclosures in the public domain nor will a combination of Confidential Information be deemed to fall within any of the exceptions set forth above simply because each of the elements is itself included within an exception if the combination itself does not fall within any of the exceptions.

In the event that Recipient is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Recipient will give Discloser prompt notice thereof so that Discloser may seek an appropriate protective order prior to such required disclosure. Recipient will reasonably cooperate with Discloser in its efforts to seek such a protective order.

5.

Ownership of Confidential Information. Recipient agrees that, other than as expressly stated in this Agreement, it will not receive any right, title or interest in, or any license or right to use, the Confidential Information or any patent, copyright, trade secret, trademark or other intellectual property rights therein, by implication or otherwise. There will be no obligation for the parties to enter into any further agreement. Nothing herein will be construed as establishing any joint venture or other business relationship between the parties. Discloser will at all times remain the sole owner of Confidential Information.

6.

Expiration and Termination. The term of this Agreement will expire two (2) years following the Effective Date unless earlier time and by either party upon thirty (30) days’ prior written notice to the other party. The obligations of confidentiality and non-use hereof will survive any such termination or expiration and continue in full force and effect for a period of seven (7) years following the date of termination or expiration. Upon the request of Discloser, Recipient will (a) destroy any and all copies of Confidential Information, and (b) provide a written certification to Discloser regarding such destruction. Recipient may, however, retain one (1) copy of Confidential Information in its confidential files, solely for the purpose of monitoring its continuing obligations of confidentiality hereunder.

7.	Miscellaneous.

(a)

This Agreement supersedes all prior agreements, written or oral, between the parties relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the parties. The Parties acknowledge that Albireo and the Other Party’s affiliate, specifically Ipsen Bioscience, Inc., entered into a certain mutual confidentiality agreement relating to Albireo’s inhibitor of apical sodium dependent bile acid inhibitor (ASBTi) on January 17, 2022 (“A3907 Confidentiality Agreement”). which agreement shall remain applicable with respect to the subject matter of the A3907 Confidentiality Agreement.

(b)

This Agreement (i) will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns and (ii) may not be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement to an affiliate or to a third party in connection with a merger, consolidation or sale of substantially all of its business to which this Agreement relates.

(c)	This Agreement will be construed and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

(d)

The provisions of this Agreement are necessary for the protection of the business and goodwill of Discloser and are considered by Recipient to be reasonable for such purpose. It is understood and agreed that Discloser may be irreparably injured by a breach of this Agreement by Recipient; that money damages would not be an adequate remedy for any such breach; and that Discloser will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach, and such remedy will not be the exclusive remedy for any breach of this Agreement.

(e)

Neither party makes any representations or warranties, express or implied, with respect to the accuracy or completeness of its Confidential Information. Discloser, including its officers, directors, employees, stockholders, owners, affiliates (if Discloser is a company) and agents will have no liability with respect to Recipient’s use of or reliance upon Confidential Information.

(f)

The failure of a party to enforce at any time or for any period of time the provisions hereof will not be construed to be a waiver of such provisions or of the right of that party to enforce each and every such provision.

(g)

For the convenience of the parties, this Agreement may be executed by electronic PDF or facsimile and in counterparts, each of which will be deemed to be an original, and both of which taken together, will constitute one agreement binding on both parties.

EXECUTED as a sealed instrument as of the Effective Date.

IPSEN PHARMA SAS		ALBIREO PHARMA, INC.

Signature:	/s/ Jean-Patrick Hennebelle	Signature:	/s/ Constantine Chinoporos
Print Name:	Jean-Patrick Hennebelle	Print Name:	Constantine Chinoporos
Title:	Vice President Late Stage Partnering	Title:	Chief Business Officer

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